Exhibit 10.12

AMENDMENT NO. 1

TO THE

SECURITIES PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO THE SECURITIES PURCHASE AGREEMENT, dated November 8, 2021 (the “Amendment”), is entered into by and among Smart for Life, Inc. (formerly Bonne Santé Group, Inc.), a Delaware corporation (the “Buyer”), Nexus Offers, Inc. a Florida corporation (the “Company”), and Justin Francisco and Steven Rubert, as the shareholders of the Company (each, a “Seller” and together, the “Sellers”).

RECITALS

A. The Buyer, the Company and the Sellers have previously entered in that certain Securities Purchase Agreement, dated July 21, 2021 (the “Securities Purchase Agreement”).

B. The parties hereto desire to amend the Securities Purchase Agreement as set forth herein.

C. Pursuant to Section 8.3 of the Securities Purchase Agreement, the Securities Purchase Agreement may be amended only by an instrument in writing signed on behalf of the Buyer, the Company and the Sellers.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1. Definitions. All capitalized terms used herein without definition shall have the meanings ascribed to them in the Asset Purchase Agreement.

2. Amendments.

A.  Section 2.1 of the Securities Purchase Agreement shall be amended and restated to read as follows:

“Purchase and Sale of the Securities. Upon the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to pay to the Sellers for the Securities in the aggregate at the Closing approximately Six Million Dollars ($6,000,000) (the “Purchase Price”), subject to adjustment as described in Section 2.2 below, by delivery of (i) cash in the amount of Two Million Two Hundred Thousand Dollars ($2,200,000) (the “Cash Portion”), payable by wire transfer or delivery of other immediately available funds to one or more accounts at banks identified by Sellers to Buyer in writing at least two (2) business days prior to the Closing Date, (ii) a convertible promissory note (“Buyer Note I”) in a form to be mutually agreed to between the Buyer and the Sellers in the aggregate principal amount of One Million Nine Hundred Thousand Dollars ($1,900,000), and (iii) a non-convertible promissory note (“Buyer Note II,” and together with Buyer Note I the “Buyer Notes”) in the form to be mutually agreed to in the aggregate principal amount of One Million Nine Hundred Thousand Dollars ($1,900,000). The Buyer Notes will each bear interest at the rate of 5% per annum and will be amortized on a 60-month straight line basis with a balloon payment on the 36th month. The Buyer Notes will be subordinated to the senior indebtedness of the Buyer and the Company and will have a subordinated security interest (after the senior secured indebtedness) covering all of the assets of the Company.

B.  Section 2.2 of the Securities Purchase Agreement shall be amended and restated to read as follows:

“Adjustments to Purchase Price.

(a) Working Capital Adjustment.

(i)   At the Closing, the Sellers shall deliver to the Buyer an unaudited, combined estimated balance sheet of the Company (the “Preliminary Balance Sheet”) as of the Closing Date together with a certificate of the Sellers stating that the Preliminary Balance Sheet was prepared in accordance with GAAP so as to present fairly in all material respects the financial condition of Company on a combined basis as of such date.

(ii)   Ninety days (90) after the Closing Date, the Buyer shall cause its auditor to prepare and deliver to the Sellers an unaudited, combined balance sheet of the Company as of the Closing Date (the “Closing Date Balance Sheet”) and all calculations, work papers and supporting documents (the “Supporting Documentation”) as of the Closing Date. The Closing Date Balance Sheet shall be prepared in accordance with GAAP in a manner consistent with the Preliminary Balance Sheet so as to present fairly in all material respects the financial condition of the Company.

(iii)   If the Closing Working Capital exceeds the Minimum Working Capital, then the Buyer shall promptly (and, in any event, within fifteen (15) days) pay to the Sellers an amount in cash that is equal to the deficiency. If the Minimum Working Capital exceeds the Closing Working Capital, then the Sellers shall promptly (and, in any event, within fifteen (15) days) pay to the Buyer an amount in cash that is equal to the deficiency.

(iv)  In the event the Sellers do not agree with the Closing Working Capital as reflected on the Closing Date Balance Sheet, the Sellers shall so inform the Buyer in writing within 20 days of the Sellers’ receipt thereof, such writing to set forth the objections of the Sellers in reasonable detail. If the Sellers and the Buyer cannot reach agreement as to any disputed matter relating to the Closing Working Capital within 15 days after notification by the Sellers to the Buyer of a dispute, they shall forthwith refer the dispute to an Independent Accounting Firm mutually agreeable to the Sellers and the Buyer for resolution, with the understanding that such firm shall resolve all disputed items within 20 days after such disputed items are referred to it. If the Buyer and the Sellers are unable to agree on the choice of an Independent Accounting Firm, they shall select an Independent Accounting Firm by lot from up to three firms proposed by each of the Sellers and Buyer (after excluding their respective regular outside accounting firms). Each of the Sellers and the Buyer shall bear one-half of the costs of such accounting firm. The decision of the accounting firm with respect to all disputed matters relating to the Closing Working Capital shall be deemed final and conclusive and shall be binding upon the Sellers and the Buyer. In addition, if the Sellers do not object to the Closing Working Capital within the 20-day period referred to above, the Closing Working Capital shall be deemed final and conclusive and binding upon the Sellers and the Buyer.

(b) Adjustment for Outstanding Indebtedness. The Cash Portion shall be decreased by the amount of any outstanding indebtedness of the Company for borrowed money existing as of the Closing Date and the deducted amount shall be utilized to pay off such outstanding indebtedness.

C.  Section 2.4(a) of the Securities Purchase Agreement shall be amended and restated to read as follows:

“(a) At the Closing, the Buyer will (i) pay to the Sellers the Cash Portion of the Purchase Price, less $100,000 (the “Holdback Amount”) in accordance with Section 2.5, and as adjusted in accordance with subsection 2.2(b) and, by paying such sum to the Sellers by transfer of immediately available funds in accordance with instructions provided by the Sellers, and (ii) deliver to the Sellers all other documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to this Agreement, including, without limitation, the Buyer Notes.”

D. Section 2.5 shall be added to the Securities Purchase Agreement as follows:

“Section 2.5 Post-Closing Matters. The parties hereto acknowledge that the closing conditions set forth in Section 7.1(h) have not been satisfied by the Sellers as of the date hereof; however, the Buyer has agreed to proceed with the Closing, subject to the terms of this Section 2.5. Sellers hereby covenant to use their commercially reasonable efforts to deliver to the Buyer, or cause to be delivered, as soon as reasonably practical following the Closing, evidence that UCC No. 202002021110 filed against Nexus Offers, Inc. in favor of U.S. Small Business Administration has been terminated. Promptly following delivery of such evidence of termination, the Buyer will pay to the Sellers the Holdback Amount by transfer of immediately available funds in accordance with instructions provided by the Sellers.”

E. Section 6.7 of the Securities Purchase Agreement shall be amended and restated to read as follows:

“6.7 Covenant not to Compete. For a period of three years from and after the Closing (the “Noncompetition Period”), the Sellers shall not engage directly or indirectly in any business that is competitive with (i) the current business of the Company; or (ii) the business of the Buyer (in each case, the “Business”), in any geographic area in which the Business is conducted as of the Closing Date; provided, however, that no owner of less than 1% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. During the Noncompetition Period, the Sellers shall not induce or attempt to induce any customer, or supplier of the Buyer or any affiliate of the Buyer to terminate its relationship with the Buyer or any Affiliate of the Buyer or to enter into any business relationship to provide or purchase the same or substantially the same services as are provided to or purchased from the Business which might harm the Buyer or any Affiliate of the Buyer. During the Noncompetition Period, the Sellers shall not, on behalf of any entity other than the Buyer or an Affiliate of the Buyer, hire or retain, or attempt to hire or retain, in any capacity any Person who is, or was at any time during the preceding twelve (12) months, an employee or officer of the Company. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 0 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.”

F.  Section 7.1(k) of the Securities Purchase Agreement shall be amended and restated to read as follows:

“(k) [RESERVED]”

3. Effect of Amendment. Except as amended as set forth above, the Securities Purchase Agreement shall continue in full force and effect. In the event of a conflict between the provisions of this Amendment and the Securities Purchase Agreement, this Amendment shall prevail and govern.

4. Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5. Governing Law. This Amendment shall be governed by and construed under the laws of the State of Florida without regard to the choice of law principles thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BUYER:

SMART FOR LIFE, INC.

By:	/s/ Darren Minton
Name:	Darren Minton
Title:	President

COMPANY:

NEXUS OFFERS, INC.

By:	/s/ Justin Francisco
Name:	Justin Francisco
Title:	President

SELLERS:

JUSTIN FRANCISCO

/s/ Justin Francisco

STEVEN RUBERT

/s/ Steven Rubert

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